Exhibit 10.30

US LIQUIDS INC.
COMPENSATION PROPOSAL
CARY GROSSMAN

Executive Vice President and Chief Financial Officer; direct report to CEO.

Base Salary	$240,000

Incentive Plan	Annual cash bonus targeted at 50% of base salary. Bonus forDlula to be determined annually by Company’s compensation committee and consistent with position and forDlula established for other executive officers

Equity Awards	Option grant at current stock price for 250,000 shares. Vesting monthly over 3 years. Full vesting on sale, change of control, termin“tion without cause, termination by employee for Good Reason (see severance agreement)

Employment Agreement	None.

Severance Agreement	Customary Provisions for temlination by Company for Cause, termination due to death or disability, tennination by Company without Cause, and tennination by employee for Good Reason

Severance Pay: one year for “Tennination Without Cause” or tennination by employee for “Good Reason”, Severance amount based on total cash compensation, Continuation of medical insurance during severance period,

Good Reason: Customary, but specifically including relocation, reduction in compensation, reduction in responsibilities, change of control of more than 30010 (unless from raising new capital or restructuring), failme to have D&O insurance in force, wrongful acts by executive officers which are not cured (e.g. violations of Sarbanes Oxley, etc.)

Benefits	Insurance, retirement plan, and other benefits consistent with those of other executive officers.

One outside public company board position is permissible